Exhibit 99.1

MARATHON ANNOUNCES $2 BILLION STOCK REPURCHASE PROGRAM
AND FOURTH QUARTER 2005 DIVIDEND

HOUSTON, January 30, 2006 – Marathon Oil Corporation (NYSE: MRO) announced today that its board of directors has authorized the repurchase of up to $2 billion of the Company’s Common Stock over a period of two years. Based upon the closing market price of Marathon Common Stock on Friday, Jan. 27, 2006, this would amount to approximately 7.25 percent of current shares outstanding.

Such purchases would be made during this period as the Company’s financial condition and market conditions warrant. Any purchases under the program may be in either open market transactions, including block purchases, or in privately negotiated transactions. The repurchase program does not include specific price targets or timetables, and is subject to termination prior to completion. Marathon will use cash on hand, cash generated from operations, or cash from available borrowing to acquire shares. At year-end 2005, Marathon had cash on hand of approximately $2.6 billion. Shares of stock repurchased under the program will be held as treasury shares.

Marathon also announced that the Company’s board of directors has declared a dividend of 33 cents per share on Marathon Oil Corporation Common Stock. The dividend is payable March 10, 2006, to stockholders of record at the close of business February, 16, 2006.

For more information about Marathon Oil Corporation, including financial and operational information, visit the Company’s Web site at www.Marathon.com.

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This release contains forward-looking statements about Marathon’s common stock repurchase program. These statements are based on current expectations, estimates and projections and are not guarantees of future performance. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Some factors that could cause actual results to differ materially are changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the company’s production or refining operations due to unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other operating and economic considerations. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.